POWER OF ATTORNEY

The undersigned hereby authorizes R. Richard Bastian, III, Todd J. James and Thomas L. Lepinski, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of the undersigned, and to file any and all statements with respect to beneficial ownership of securities of Blackhawk Bancorp, Inc., or amendments thereto.


Dated: May 21, 2003

/s/ Stephen P. Carter
Stephen P. Carter